Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130094
PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED DECEMBER 2, 2005
2,778,375 Shares
TRM CORPORATION
Common Stock

This prospectus supplement supplements information contained in the prospectus within the registration statement filed on December 2, 2005 covering resale by selling shareholders of 2,778,375 of our common shares that were initially sold in a private placement transaction on October 5, 2005. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 3 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below:

	Common Shares Beneficially		Number of	Common Shares Beneficially
	Owned Prior to Offering		Shares of	Owned after Offering
			Common Stock Registered for
Name of Selling Shareholder	Number	Percentage[1]	Resale	Number	Percentage[1]
SF Capital Partners Ltd.[2]	244,410	1.5%	100,000	144,410	*
Trenton Capital (QP), Ltd.[3]	661,759	3.9%	48,193	613,566	3.7%
Trenton Capital, Ltd.[4]	108,241	*	7,882	100,359	*
Walker Smith Capital, L.P.	7,300	*	7,300	—	*
Walker Smith Capital (QP), L.P.	41,400	*	41,400	—	*
Walker Smith International Fund, Ltd.	57,000	*	57,000	—	*
WS Opportunity Fund, L.P.	7,500	*	7,500	—	*
WS Opportunity Fund (QP), L.P.	7,000	*	7,000	—	*
WS Opportunity Fund International, Ltd.	9,800	*	9,800	—	*
Camden Partners Limited Partnership	21,000	*	21,000	—	*
Steelhead Investments Ltd.[5]	1,102,311	6.6%	800,000	302,311	1.8%
Nite Capital, L.P.	15,000	*	15,000	—	*
D.E. Shaw Investment Group, L.L.C.[6]	6,500	*	6,500	—	*
D.E. Shaw Valence Portfolios, L.L.C.[7]	93,637	*	93,500	137	*
Calm Waters Partnership	68,800	*	68,800	—	*

The date of this prospectus supplement is January 4, 2006.

*	Less than one percent of the common shares outstanding as of December 29, 2005.

[1]	The percentage of shares of common stock beneficially owned by each named selling stockholder is based on the 16,761,059 shares of common stock that were issued and outstanding as of December 29, 2005, and determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose.

[2]	SF Capital Partners Ltd.’s share ownership is as of December 22, 2005.

[3]	Trenton Capital (QP), Ltd.’s share ownership is as of December 19, 2005.

[4]	Trenton Capital, Ltd.’s share ownership is as of December 19, 2005.

[5]	Steelhead Investments Ltd.’s share ownership is as of December 19, 2005.

[6]	D.E. Shaw Investment Group, L.L.C.’s share ownership is as of December 28, 2005.

[7]	D.E. Shaw Valence Portfolios, L.L.C.’s share ownership is as of December 28, 2005.